Exhibit 10.32

Asset Purchase Agreement

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 3rd day of March, 2005, by and between HK Cast Products, LLC, formerly known as HK Engineered Castings, LLC, an Indiana limited liability company (the “Purchaser”) and HK Castings, Inc., a Washington corporation (“Seller”).

Background:

A. Seller is engaged in the business of manufacturing complex alloyed gray and ductile iron castings for use in large gas, diesel and other engines and other industrial applications (the “Business”).

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets, properties and rights of the Business, pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises hereinafter made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the recital provisions above are incorporated into the body of this Agreement as if fully set forth therein, and the parties agree as follows:

ARTICLE I. Purchase and Sale of Assets

1.01 Purchased Assets.

On the Closing Date (as defined below), Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of all mortgages, liens, charges, adverse claims, restrictions, agreements, encumbrances, security interests and rights of other persons of every nature and description whatsoever (“Liens”), all of the assets and properties of every kind and nature, real and personal, tangible and intangible, whether or not carried or reflected on the books and records of Seller, which are owned by Seller and used in or necessary for the operation of the Business, except for the Excluded Assets (as defined below) (the “Purchased Assets”). The Purchased Assets shall include, without limitation, the following:

(a) Equipment. All of Seller’s machinery, equipment, tools and dies, hand tools, motor vehicles, rolling stock, leasehold improvements, furniture, supplies, office equipment, computers and other data processing hardware, improvements, parts and other tangible personal property, including, without limitation, all items listed on Schedule 1.01(a) attached hereto (collectively, the “Equipment”);

(b) Inventory. All of Seller’s inventory, wherever located, including, without limitation, supplies, raw materials, work in progress and finished goods, prepaid inventory and inventory in transit (collectively, the “Inventory”);

(c) Prepaid Expenses and Customer Deposits. All prepaid expenses, advance payments, deposits and claims for refunds (other than refunds pertaining to any liabilities which are not assumed by Purchaser) existing as of Closing (the “Prepaid Expenses”), as well as any cash advances and/or deposits provided to Seller by any customers of the Business (“Customer Deposits”), a schedule of which shall be attached hereto as Schedule 1.01(c) at Closing;

(d) Contract and Other Rights. All of Seller’s rights, title and interest in and to all agreements, contracts, leases and other agreements relating to the Business (including contracts with customers, purchase orders and quotations, vendor contracts and equipment and vehicle leases) which are listed on Schedule 1.01(d) (collectively, the “Contracts”), and any and all claims, causes of action, rights of recovery or refund, rights of set-off and other rights of every nature, including without limitation, any and all rights against debtors of Seller;

(e) Licenses and Permits. All of Seller’s rights and benefits under licenses (including without limitation, licenses to use computer software), permits, distribution and/or franchise rights, registrations, all governmental and other licenses, certificates and permits relating to the operation of the Business (collectively, the “Licenses and Permits”);

(f) Records. All of Seller’s books and records, customer files, customer lists and records, vendor files, vendor lists and records, cost files and records, credit information, distribution records, business records and plans, studies, surveys, reports, correspondence, sales and promotional literature and materials, advertising and advertising copy, and other similar materials, computer and other records, and all computer software (collectively, the “Books and Records”);

(g) Intellectual Property. All of Seller’s right, title and interest in and to any copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress, product or other design or any expression thereof, and any invention, patent trade secret, technical information, know-how, proprietary right or intellectual property, technologies, methods, designs, drawings, software (including documentation and source code), processes and other proprietary properties or information (collectively, “Intellectual Property”); and

(h) Goodwill. All goodwill associated with Seller and the Business.

1.02 Excluded Assets.

The parties acknowledge and agree that the Purchased Assets shall not include Seller’s cash or cash equivalents, accounts receivable, minutes book and stock records, Seller’s deferred and prepaid income tax assets and any assets specifically listed on Schedule 1.02 (collectively, the “Excluded Assets”).

ARTICLE II. Liabilities

2.01 Assumption of Liabilities

At the Closing, Purchaser shall assume and agree to discharge and perform when due only the liabilities and obligations of Seller accruing and arising after the Closing Date under the Contracts (collectively, the “Assumed Liabilities”).

2.02 Excluded Liabilities.

Except for the Assumed Liabilities, Purchaser shall not assume or be responsible for any debts, liabilities, obligations, or commitments of Seller or the Business whatsoever, whether actual, absolute, accrued, fixed, contingent, asserted or unasserted, known or unknown, and whether related or unrelated to the Business. Without in any way limiting the generality of the foregoing, Purchaser shall not assume, nor shall Purchaser be responsible for, any obligations or liabilities arising out of or relating to any pending litigation, third-party claims, unfunded pension liabilities, taxes, fees or other charges, tort liabilities, warranty liabilities, environmental liabilities, criminal claims, worker’s compensation liabilities, or any liabilities arising outside the ordinary course of business or otherwise incurred prior to or after the Closing Date. Seller agrees to pay all liabilities and perform all obligations after the Closing, other than the Assumed Liabilities, relating to the operation of the Business prior to Closing, including, but not limited to, all continuation coverage under any group health plan or plans pursuant to the relevant provisions of the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) with respect to any employees who do not apply for or accept employment and are otherwise not hired by Purchaser after Closing; all costs associated with any employee pension, profit sharing, 401(k) or similar retirement plans of Seller; and obligations and liabilities (if any) arising under the Worker Adjustment and Retraining Notification Act with respect to any employees not hired by Purchaser after Closing.

ARTICLE III. Purchase Price and Closing

3.01 Purchase Price.

The total purchase price (the “Purchase Price”) for the Purchased Assets shall be (i) Two Hundred Ten Thousand One Hundred and 00/100 Dollars ($210,100.00) (the “Cash Price”), and (ii) Thirty Thousand (30,000) shares of common stock of Magnetech Integrated Services Corp. (“MISCOR”), the in-direct parent company of Purchaser (the “Shares”).

3.02 Payment of the Purchase Price.

The Purchase Price shall be payable at the Closing as follows:

(a) Purchaser shall pay One Hundred Fifty-one Thousand Eight Hundred and 57/100 Dollars ($151,800.57) of the Cash Price to General Electric Capital Corporation (“GE Capital”) on behalf of Hatch & Kirk, Inc., the majority shareholder of Seller (“Hatch & Kirk”), in partial payment of the debt and obligations owed to GE Capital by Hatch & Kirk (the “GE Indebtedness”);

(b) Purchaser shall execute and deliver to Patricia Minehardt, on behalf of Seller, a promissory note (the “Minehardt Note”) in the principal amount of Thirty Thousand Dollars ($30,000), which shall be payable, without interest, in three (3) equal annual installments within thirty (30) days of the end of each twelve (12) month period following the Closing Date,

(c) Purchaser shall reimburse certain vacation pay of Seller pursuant to Section 6.01(a) in the amount of Twenty-eight Thousand Two Hundred Ninety-nine and 43/100 Dollars ($28,299.43), and

(d) Purchaser shall issue the Shares to Seller.

3.03 Allocation.

The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 3.03 attached hereto. Purchaser and Seller agree to furnish each other and the Internal Revenue Service with such applicable information as may be required under Section 1060 of the Internal Revenue Code, as amended (the “Code”), and to cooperate in the completion and timely filing of IRS Form 8594 (Asset Acquisition Statement). A party may change the agreed-upon allocations only in order to be consistent with any finally-adjudicated adjustments made to the federal tax returns of the other party.

3.04 The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Barnes & Thornburg in South Bend, Indiana, on March 3, 2005, or at such other location or on such other date as the parties may mutually agree (the “Closing Date”).

3.05 Actions at the Closing.

At the Closing, the Seller and Purchaser shall deliver to each other the various certificates, instruments and documents as specified in Article VII below.

ARTICLE IV. Representations and Warranties of Seller and Shareholders

As of the date hereof and as of the Closing Date, Seller hereby represents and warrants to Purchaser as follows:

4.01 Organization; Power and Authority.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is duly qualified to do business and is in good standing under the laws all other jurisdictions in which its ownership or use of property for the conduct of its Business requires it to qualify, including, but not limited to, the State of West Virginia. Seller has all necessary corporate power and authority to own all of its properties and assets, to conduct its business as now being conducted, and to make, execute, deliver, and perform this Agreement and the other documents and instruments contemplated hereby.

4.02 Execution, Delivery and Validity.

The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Seller has been duly authorized by all requisite action. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by Seller, and each constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.03 Non-contravention.

Except as set forth on Schedule 4.03, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby or thereby, do not and will not: (i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or By-Laws of Seller; (ii) contravene any law, rule or regulation or any order, writ, award, judgment, decree or other determination which affects or binds Seller or any of its properties; (iii) conflict with, result in a breach of, constitute a default under, or give rise to a right of acceleration, termination or the imposition of penalties under any contract, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, contract, agreement, note or any other agreement, instrument or restriction to which Seller is a party or by which any of their properties may be affected or bound; or (iv) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any foreign, federal, state or local court, governmental authority or regulatory body (“Governmental Authority”) or with any lender, customer or other third party.

4.04 Capitalization.

The issued and outstanding capital stock of Seller is owned as of the date hereof as set forth on Schedule 4.04. Other than as set forth in Schedule 4.04, there are no voting trusts or other agreements or understandings related to the capital stock of Seller. Seller does not own any subsidiaries. No person or entity, other than shareholders listed on Schedule 4.04, owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Seller.

4.05 Financial Statements.

Attached as Schedule 4.05 are true and complete copies of: (a) an audited balance sheet and audited statements of operations, stockholders’ equity and cash flows of Seller for the period ended June 30, 2000 (the “Audited Financials”), (b) unaudited balance sheets and statements of income, stockholders’ equity and cash flows of Seller for the periods ended June 30, 2001, 2002, 2003 and 2004 (the “Unaudited Financials”), and (c) unaudited balance sheets and statements of income for each month-ended from July 2004 through Closing (the “Monthly Financials”; and together with Audited Financials and the Unaudited Financials, the “Financial Statements”). The balance sheet delivered to Purchaser for the month-ended immediately prior to the month during which Closing occurs is referred to in this Agreement as the “Balance Sheet.” The Financial Statements are true and correct representations of the financial condition and operating results of Seller with respect to the Business as of the dates and for the periods then ended, and are prepared on a consistent basis for all periods covered and in accordance in all material respects with generally accepted accounting principles (“GAAP”). Except as set forth on Schedule 4.05, Seller has no unrecorded liabilities or obligations of any type, nature or description, known or unknown, asserted or unasserted, direct or indirect, absolute or contingent with respect to the Business, except as set forth in the Financial Statements.

4.06 Operations Since June 30, 2004.

Except as set forth in Schedule 4.06, since June 30, 2004 and up to and through the Closing Date, Seller has conducted its Business in the ordinary course of business, and (except as otherwise contemplated by this Agreement) has not:

(a) written off as uncollectible any account receivable, or reduced any reserves, other than in the ordinary course of business;

(b) made any change in the accounting methods or practices employed by Seller or change in depreciation or amortization policies;

(c) issued or sold, or contracted or made any other commitment for the issuance or sale of any shares of capital stock or securities convertible into or exchangeable for capital stock of Seller;

(d) terminated or amended any material contract or license or other instrument, or suffered any loss or termination or threatened loss or termination of any material contractual or business arrangement;

(e) increased the compensation or benefits of any employee other than in the ordinary course of business;

(f) sold, leased to others, licensed to others, disposed of, or otherwise transferred any assets of Seller, including without limitation, the right to use any and all secrets or Intellectual Property of Seller;

(g) moved, removed or caused to be moved or removed, any of the Equipment or Inventory (other than the sale of Inventory in the ordinary course of business consistent with past practice) located in or at Seller’s facility in Weston, West Virginia (the “Facility”);

(h) made any loans, advances or capital contributions to or investments in any person or entity;

(i) subjected any assets, tangible or intangible, to any lien, encumbrance or restriction of any nature whatsoever;

(j) modified or amended any relationships with suppliers or customers of the Business, which would adversely affect the Business; or

(k) entered into any agreement to sell or granted any option to any party other than Purchaser, to purchase any of the Purchased Assets.

4.07 Employment Compliance.

Seller has (i) complied with all applicable laws relating to employment or labor, including provisions relating to wages, hours, employment benefits, equal opportunity, occupational safety and health, collective bargaining, and the payment of Social Security and other taxes; and (ii) fully disclosed in writing to Purchaser all relevant facts and issues regarding Seller’s labor and employment matters. There are no policies or practices relating to employment matters other than those described in the Employee Handbook dated June 1, 2000. There have been no attempts to organize or unionize employees of Seller within the last five (5) years.

4.08 Employees.

All of Seller’s employees are employees “at-will” and may be legally terminated without prior notice and without cause at no cost to Seller or the Business, other than its obligation to pay employees for wages and unused or unpaid and earned vacation and other time off, which liabilities are properly recorded on the Financial Statements. Schedule 4.08 contains a complete listing of:

(a) current employees, their job title, compensation, accrued vacation, and employee benefits for which the employee qualifies;

(b) retired employees who receive benefits of any kind from Seller;

(c) any employee or director who is subject to a confidentiality, non-disclosure or proprietary rights contract that in any way adversely affects or will affect that employee’s performance of his or her duties for Seller or the ability of Purchaser to conduct the Business in substantially the same manner as currently conducted; and

(d) any key employee or group of employees that have given notice of termination or for whom any Seller has reasonable grounds to expect to give notice of termination

4.09 Licenses and Permits.

The Licenses and Permits constitute all local, state and federal licenses and permits necessary for Seller to occupy, operate and conduct its Business, and there do not exist any defaults, waivers, investigations or exemptions relating thereto or which would be caused by the transactions contemplated by this Agreement. There exists no grounds for revocation, suspension or limitation of any of the Licenses and Permits.

4.10 Assets.

Except as set forth in Schedule 4.10, Seller owns all of the assets reflected on the Financial Statements (including any patents, copyrights, trade names, service marks and other names and marks used in connection with the Business), and Seller owns all Purchased Assets with good and marketable title free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in title, encroachments, and other encumbrances.

4.11 Insurance.

 Schedule 4.11 includes a complete and accurate listing of all insurance policies (including self-insurance) to which Seller is a party related to the Purchased Assets, which policies are either currently in force or were in force since January 1, 2000, and also any policies for which Seller was denied coverage since January 1, 2000. Schedule 4.11 also includes a list of all claims made against such insurance policies since January 1, 2000. Except as set forth on Schedule 4.11, the insurance coverage for Seller and all Purchased Assets:

(a) is valid, outstanding and enforceable;

(b) is obtained through policies issued by an insurer that is financially sound and reputable;

(c) shall not be delinquent as of the Closing Date; and

(d) complies with any requirements for insurance under any contract to which any Seller is bound.

4.12 Intellectual Property.

 Schedule 4.12 lists or describes all patents, trademarks, trade names, service marks, copyrights and applications for such items used in the conduct of the Business. Seller owns or has a valid right to use the Intellectual Property, and may transfer the

Intellectual Property to Purchaser without the need for third party agreements or consents. There is no claim or proceeding pending or threatened by any third party against or relating to Seller, nor does Seller know or have reasonable grounds to know of any basis for any such action, with respect to the Intellectual Property.

4.13 Contracts and Commitments.

 Schedule 4.13 lists all contracts related to the Business to which Seller is a party and which obligates Seller to pay in excess of $5,000 per year during any one year period after Closing. Each contract or agreement listed in Schedule 4.13 is a valid and binding obligation of Seller and is in full force and effect, enforceable in accordance with its terms. Seller has performed all obligations required to be performed by it under each contract or agreement to which it is a party. Except as set forth on Schedule 4.13, neither Seller nor any other party is in breach or default in any respect under such any contract or agreement. Seller has no contracts with any shareholder of Seller which may not be terminated immediately upon notice by Purchaser following the Closing, without cost or penalty. The Contracts are assignable to Buyer without the consent of any other party.

4.14 Condition of Inventory and Equipment.

(a) The Equipment is adequate for the uses for which it is being put. The Equipment is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(b) All Inventory, whether or not reflected in the most recent Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of the Business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the most recent Financial Statements.

4.15 Personal Property.

Except as listed on Schedule 4.15:

(a) All of the tangible property used in the Business is located at Seller’s facility in Weston, West Virginia;

(b) No person, firm or corporation other than Seller has any right to the use or possession of any of the Purchased Assets. Except for financing statements filed by GE Capital with respect to the GE Indebtedness (which will be terminated on or before the Closing), no currently effective financing statement under the Uniform Commercial Code with respect to any of the Purchased Assets has been filed in any jurisdiction and no agent of Seller has signed any financing statement or security agreement authorizing anyone to file any financing statement.

4.16 Customers.

Except as listed on Schedule 4.16, Seller has not received any notice nor has knowledge that any of its customers intends to terminate or materially reduce its commercial relationship with Seller, and no customer has terminated or materially reduced its commercial relationship with Seller in the last twelve (12) months.

4.17 Product Warranty.

 Except as listed on Schedule 4.17, Seller has no liability (whether known or unknown and whether absolute or contingent) for the replacement of products sold or delivered by the Business or other damages in connection therewith, and no product sold or delivered by Seller relating to the Business is subject to any guaranty, express warranty or other indemnity.

4.18 Litigation.

No litigation or claims, governmental or other proceedings or investigations are pending or to the best knowledge of Seller, threatened, nor is there any valid basis for such claims by or against, or relating to Seller, or against or affecting the Purchased Assets, except as listed on Schedule 4.18.

4.19 Environment, Health and Safety.

(a) Except as set forth on Schedule 4.19, to the best knowledge of Seller, Seller and the Business are, and at all times prior hereto have been, in compliance with any and all Environmental Laws and Health and Safety Laws (as defined below), and no Claim (as defined below) relating to a violation of any such laws has been made with respect to Seller or the Business.

(b) Except as set forth on Schedule 4.19, to the best knowledge of Seller, there is no Environmental or Health and Safety Circumstance (as defined below) related to past or present operations of Seller or the Business on or off any of the properties, facilities or premises on which the Business has been operated.

(c) Except as set forth on Schedule 4.19, Seller has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation, any obligation for corrective or remedial action, of any other person or entity with respect to any Environmental Law, nor has any Seller caused, permitted or allowed any “release” (as defined in 42 U.S.C. § 9601(22)) of any Hazardous Substance, Pollutant or Contaminant (as defined below) on any real property owned, leased, operated or used by Seller in connection with the Business.

(d) Except as set forth on Schedule 4.19, Seller has obtained (or have pending timely filed applications for) any and all environmental permits legally required to operate the Business and any assets used in connection therewith.

(e) Seller has provided Purchaser with copies of any and all environmental reports conducted with respect to any real property owned, leased, operated or used by Seller in connection with its operations and the conduct of the Business.

(f) For purposes of this Section 4.19:

(i) “Environmental Law” means any federal, state or local statute, rule, regulation or ordinance having as its primary purpose the protection of the environment or the protection of human health from the effects of environmental pollutants and any permit, license or authorization required thereunder, as well as common law.

(ii) “Health and Safety Law” means any federal, state or local statute, rule, regulation or ordinance having as its primary purpose the protection of worker safety or health in the workplace.

(iii) “Hazardous Substance, Pollutant or Contaminant” means any “hazardous substance” as defined in 42 U.S.C. § 9601(14), any “pollutant or contaminant” as defined in 42 U.S.C. § 9601(33), and petroleum, including crude oil or any fraction thereof.

(iv) “Claim” means and includes any claim, action, suit, demand, administrative proceeding, notice of violation, notice of deficiency, or general notice of potential liability alleging any failure to comply with or any liability under any Environmental Law or Health and Safety Law, including, without limitation, any liability under common law for damages or injury to person or property.

(v) “Environmental or Health and Safety Circumstance” means any fact, circumstance, activity, practice, incident, action, plan or condition which would constitute a failure to comply with any Environmental Law or Health and Safety Law, or would give rise to potential liability under any such Law.

4.20 Tax Matters.

(a) For purposes of this Agreement, (i) “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) “Tax Return” means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.

(b) Except as set forth in Schedule 4.20, Seller has duly and timely filed all Tax Returns and have duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it by federal, foreign, state, or local taxing authorities or has set up an adequate reserve on the Financial Statements for all Taxes payable. True and correct copies of all Tax Returns for the periods ending June 30, 2001 and 2002 have been heretofore delivered to Purchaser. There are no Tax liens (other than liens for current Taxes not yet due and payable) upon any properties or assets of Seller (whether real, personal, or mixed, tangible or intangible), and, except as reflected in the Financial Statements or as set forth in Schedule 4.20, there are no pending or, to Seller’s knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against Seller, and the Seller has no knowledge of any basis for any such claims. Seller has not been granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. Seller is not a party to any Tax allocation or sharing agreement. Seller is not liable for the Taxes of any “affiliated group” under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law). Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or stockholder.

(c) Schedule 4.20 attached hereto lists each jurisdiction in which Seller files Tax Returns for each period or portion thereof ending on or before the Closing Date.

4.21 Employee Benefit Plans.

Except as identified on Schedule 4.21, Seller does not maintain or contribute to (or have the obligation to contribute to) any Employee Benefit Plans. For purposes of this Agreement, the term “Employee Benefit Plan” means (i) any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), and (ii) any other plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, incentive or deferred compensation, pension or profit-sharing, retirement, payroll savings, stock option, equity compensation, group insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever, including those benefiting retirees or former employees. As to any previously terminated Employee Benefit Plan of Seller, Seller has not incurred, and will not incur, any withdrawal liability, nor does any Seller have any contingent withdrawal liability under ERISA to any Multiemployer Plan (as defined in ERISA or the Code). Except as identified on Schedule 4.21 and with respect to each Employee Benefit Plan, Seller is in material compliance, in form and operation, with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, and applicable to such Employee Benefit Plan. Each Employee Benefit Plan and any related trust intended to qualify under Section 401(a) and Section 501(a) of the Code is so qualified and nothing has occurred to cause the loss of such qualification.

4.22 Compliance with Laws.

Except as identified on Schedule 4.22 Seller is in material compliance with all laws applicable to it relating to the Business, and has not received any written notice of any civil, criminal or administrative investigation or audit by any governmental entity relating to Seller or the Business.

4.23 Broker’s or Finder’s Fee.

Except as identified on Schedule 4.23, Seller has not employed, or is liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.

4.24 Investment Matters.

Seller is acquiring the Shares for Seller’s own investment and not with a view toward the distribution or resale thereof; provided, that Seller intends to distribute all of the Shares to Patricia Minehardt, as Personal Representative of the Estate of Lou Minehardt (the “Estate”), a shareholder of Seller, upon the subsequent liquidation or dissolution of Seller. Seller acknowledges and understands that (i) the transferability of the Shares is severely limited and Seller must continue to bear the economic risks of Seller’s ownership of the Shares for an indefinite period of time as the Shares have not been registered under the Federal

Securities Act of 1933, as amended, or any state securities laws, (ii) the Shares cannot be offered or sold unless they are subsequently registered under such laws or an exemption from each such registration requirement is available; and (iii) investment in the Shares involves a high degree of risk and is suitable only for sophisticated investors. Seller has had access to or has received all material facts and information with respect to MISCOR (including an opportunity to ask questions and receive answers from MISCOR regarding MISCOR’s business and operations) which Seller has deemed necessary or desirable in order to make an informed decision with respect to its acquisition of the Shares. Seller has not been solicited to acquire the Shares by means of general advertising or general solicitation. Prior to and as a condition of Seller’s distribution of the Shares to any of its shareholders, Seller will cause such shareholder to execute an investment intent letter in favor of MISCOR substantially in the form of the letter attached hereto as Exhibit 4.24.

4.25  No Omissions or Misstatements.

None of the statements or information contained in any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement or any information or documents delivered or to be delivered to Purchaser prior to the execution of this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement or in any exhibit or schedule to this Agreement or in any of the other information provided or the documents delivered to Purchaser in connection with the transactions contemplated by this Agreement, in light of the circumstances in which those statements were made, not misleading.

ARTICLE V. Representations and Warranties of Purchaser

As of the date hereof and as of the Closing Date, Purchaser hereby represents and warrants to Seller and Shareholders as follows:

5.01 Organization.

 Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Indiana. Purchaser has all necessary power and authority to own all of its property and assets and to make, execute, deliver, and perform this Agreement and the other documents and instruments contemplated hereby.

5.02 Execution, Delivery and Validity.

 The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite action. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by Purchaser, and each constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

5.03 Non-contravention.

 The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby or thereby, do not and will not: (i) conflict with or result in a breach of any of the provisions of the Articles of Organization of Purchaser; (ii) contravene any law, rule or regulation or any order, writ, award, judgment, decree or other determination which affects or binds Purchaser or any of its properties; (iii) conflict with, result in a breach of, constitute a default under, or give rise to a right of acceleration, termination or the imposition of penalties under any contract, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, contract, agreement, note or any other agreement, instrument or restriction to which Purchaser is a party or by which any of its properties may be affected or bound; or (iv) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

5.04 Broker’s or Finder’s Fee.

Purchaser has not employed, nor is Purchaser liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.

ARTICLE VI. Related Agreements and Conditions to Closing

6.01 Related Agreements.

In addition to any other agreements contemplated hereby or herein:

(a) Employees. Seller agrees to use its best efforts to retain the services of all of Seller’s employees until the Closing Date. Prior to the Closing Date, Seller shall cooperate with Purchaser to allow Purchaser a reasonable opportunity to interview Seller’s employees. At or immediately after Closing, Seller will (i) take such action as may be required to terminate its employment of each employee hired by Purchaser (without any liability to Purchaser), (ii) 100% vest the entire account balance of each such employee who is a participant under any of Seller’s pension, profit sharing or 401(k) plans, if any, as of the Closing Date, (iii) make all employer contributions allocable to each such employee under any such plans for all periods through the Closing Date, and (iv) pay to each employee all wages and other benefits owed by Seller in connection with the employment and termination of employment of such employee; provided, however, Purchaser agrees to reimburse Seller for all earned or accrued but unpaid vacation pay paid by Seller at the Closing per Schedule 6.01(a). Effective as of the Closing Date, Purchaser intends to offer at-will employment to each employee of Seller (other than Marshall Hatch and Galliano Mondin, if applicable) at the same salary or hourly wage rate currently paid by Seller to such employee, subject to the employee’s completion of the Purchaser’s employment application process. All benefits and other terms and conditions of employment shall be determined by Purchaser in its discretion; provided, that such employees will be entitled to the same or comparable benefits (with a maximum of three weeks of vacation per year) as other similarly situated employees of Purchaser, subject to all applicable eligibility criteria.

(b) Conduct of Business. Between the date hereof and the Closing Date, except as otherwise approved by Purchaser, Seller will conduct the Business only in the ordinary course thereof consistent with past practice and in such a manner that the representations and warranties contained in Article IV shall be true and correct at and as of the Closing Date and so that the conditions to be satisfied by Seller on the Closing Date shall have been satisfied.

(c) Full Access. Immediately following the execution of this Agreement by all parties, Seller shall give Purchaser and its authorized representatives full access to any and all premises, properties, contracts, commitments, books, records and affairs of Seller, including, without limitation, causing appropriate senior personnel of Seller to be made available for interviews by Purchaser and its authorized representatives. Purchaser shall use its best efforts to conduct any such inspections and interviews so as to cause minimal disruption to the Business. If this Agreement is terminated, Seller and its representatives, and Purchaser and its representatives will, upon written request therefor, each return to the other all documents and records (including all copies made thereof) obtained from the other at any time in connection with the transactions contemplated hereby and will keep confidential any such information so obtained. Seller will also permit Purchaser at any time after the execution of this Agreement to make economic and operational feasibility, engineering and architectural studies, including soil tests and borings, and studies of estimated costs of clearance and grading on any real estate used in connection with the Business. All such tests, inspections, assessments, audits and studies shall be at Purchaser’s cost.

(d) Public Announcements. Prior to Closing, the contents of any announcements to employees, customers or suppliers of Seller or any other public statements shall be mutually agreed to by the parties prior to the making of any such announcement; provided, that each party hereto may make disclosures that it in good faith believes, based on the advice of counsel, is reasonably necessary to comply with any requirement of law or regulation or to fulfill a party’s obligations under this Agreement.

(e) Bulk Sales. Purchaser and Seller hereby agree that the parties intend to comply with any applicable bulk sales laws and all other statutes, regulations or ordinances requiring notice to creditors of the Business or others in connection with the consummation of the transactions contemplated by this Agreement; provided, that nothing herein shall be deemed to release or discharge Seller from its obligation to pay its creditors except to the extent such obligations constitute Assumed Liabilities.

6.02 Conditions to Obligations of Seller.

The obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Seller:

(a) Representations and Warranties. All representations and warranties of Purchaser contained in or made pursuant to this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and Purchaser shall have delivered to Seller a certificate, signed and dated as of the Closing Date by an officer of Purchaser, to the foregoing effect.

(b) Performance of Agreement. Purchaser shall have delivered all documents and agreements described in Article VII and otherwise performed in all respects all obligations required under this Agreement and any other agreements referenced herein to be performed by it on or prior to the Closing Date.

(c) Litigation; Injunctions. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement.

(d) Consents and Approvals. All consents, approvals, licenses and permits, the granting of which are reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained.

(e) Corporate Certificates. Purchaser shall have delivered to Seller: (i) a copy of Purchaser’s Certificate and Articles of Organization; (ii) a certificate of existence of Purchaser issued as of a current date by the Indiana Secretary of State; and (iii) copies of resolutions of the sole member of Purchaser authorizing (A) the execution and delivery of this Agreement and any other agreements contemplated hereby and (B) the taking of all steps necessary to consummate the transactions and fulfill Purchaser’s obligations under this Agreement.

6.03 Conditions to Obligations of Purchaser.

All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Purchaser:

(a) Hatch & Kirk Asset Purchase Agreement. At or prior to Closing, Purchaser, or a related entity, shall enter into a written asset purchase agreement with Hatch & Kirk for the purchase of certain assets of Hatch & Kirk located in Hagerstown, Maryland, substantially in the form of asset purchase agreement attached hereto as Exhibit 6.03(a).

(b) Minehardt Employment Agreement. At or prior to Closing, Purchaser shall enter into a written employment agreement with Patricia Minehardt, substantially in the form of employment agreement attached hereto as Exhibit 6.03(b).

(c) Representations and Warranties. All representations and warranties of Seller contained in or made pursuant to this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and Seller shall have delivered to Purchaser a certificate, signed and dated as of the Closing Date by an officer of Seller to the foregoing effect.

(d) Due Diligence. Purchaser shall have completed such inspections of the Purchased Assets and such due diligence investigations of Seller and the Business as Purchaser may deem reasonably necessary or advisable, and Purchaser shall be satisfied in its sole and absolute discretion with the results of such due diligence review.

(e) Performance of Agreement. Seller shall have delivered all documents and agreements described in Article VII and otherwise performed in all respects all obligations required under this Agreement and any other agreements referenced herein to be performed by it on or prior to the Closing Date.

(f) Litigation; Injunctions. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or affect Purchaser’s ownership or control of the Purchased Assets or the Business, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

(g) Consents and Approvals. All consents, approvals, licenses and permits, the granting of which are reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained.

(h) Absence of Changes. On or prior to the Closing Date, there shall have been no loss, damage or destruction to the Purchased Assets which materially impairs the use or the value of the Purchased Assets or the Business. Seller shall not have suffered any material adverse change in its financial condition, results of operations, assets, liabilities, or business, nor shall Seller have suffered any significant employee attrition between the date of execution of this Agreement and the Closing Date.

(i) Lien Searches. Seller shall have delivered to Purchaser (i) final state and local tax lien and Uniform Commercial Code financing statement searches disclosing all liens and encumbrances on the Purchased Assets; and (ii) written releases from the holders of any such security interests, liens or other encumbrances with respect thereto.

(j) Corporate Certificates. Seller shall have delivered to Purchaser: (i) a copy of Seller’s Articles of Incorporation, certified by the Washington Secretary of State as of a current date; (ii) a certificate of good standing of Seller issued as of a current date by the Washington Secretary of State; and (iii) copies of resolutions of the Boards of Directors of and the shareholders of Seller, authorizing (A) the execution and delivery of this Agreement and the other agreements contemplated hereby and (B) the taking of all steps necessary to consummate the transactions and fulfill Seller’s obligations under this Agreement and all agreements contemplated hereby.

ARTICLE VII. Deliveries at Closing

7.01 Deliveries by Seller.

Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Purchaser documents conveying title to the Purchased Assets as follows:

(a) Seller shall execute and deliver to Purchaser a bill of sale in the form attached hereto as Exhibit 7.01(a).

(b) Seller shall execute an assignment and assumption agreement (“Assignment and Assumption Agreement”) in the form attached hereto as Exhibit

7.01(b) together with such other instruments and specific forms of assignment as may be necessary to effect the transfer and registration of transfer of the Purchased Assets and Assumed Liabilities hereunder.

(c) Seller shall execute and endorse to Purchaser certificates of title covering all vehicles, if any, that are part of the Purchased Assets.

(d) Seller shall deliver originals (to the extent available, and if not, copies) of the Contracts, Licenses and Permits, Business Records and other documents in Seller’s possession constituting part of the Purchased Assets, as well as Schedule 1.01(a) and 1.01(d) updated as of the Closing Date.

(e) Seller shall have delivered to Purchaser fully executed documents to Purchaser’s satisfaction, evidencing Seller’s authority to sign this Agreement and to consummate the transactions contemplated hereby, as well as corporate certificates set forth in Section 6.03(j).

7.02 Deliveries by Purchaser.

Purchaser shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Seller the following items:

(a) Purchaser shall pay the Cash Price to GE Capital and issue the Shares in accordance with Section 3.02.

(b) Purchaser shall execute and deliver the Assignment and Assumption Agreement.

(c) Purchaser shall have delivered to Seller fully executed documents to Seller’s satisfaction, evidencing each such Purchaser’s authority to sign this Agreement and to consummate the transactions contemplated hereby, as well as corporate certificates set forth in Section 6.02(e).

7.03 Additionally Requested Documents; Post-Closing Assistance.

At the reasonable request of Purchaser at Closing and at any time or from time to time thereafter, Seller shall cooperate with Purchaser to put Purchaser in actual possession and operating control of the Business operated by Seller and the Purchased Assets, execute and deliver such further instruments of sale, conveyance, transfer and assignment as Purchaser may reasonably request in order to effectively convey, transfer and assign the same to Purchaser, free and clear of all Liens, except the Assumed Liabilities.

ARTICLE VIII. Survival of Provisions and Indemnification

8.01 Survival.

The respective representations, warranties and covenants of each of the parties to this Agreement, including all statements contained in any schedule, exhibit or other agreement delivered pursuant hereto or contemplated hereby, shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing, and the consummation of the transactions contemplated hereby, as follows: (a) the representations and warranties contained in Sections 4.01, 4.02, 4.04, 4.10, 5.01 and 5.02 shall survive indefinitely and shall not terminate; (ii) the representations and warranties contained in Sections 4.07, 4.19, 4.20 and 4.21 shall survive for the applicable statutes of limitation; and (c) all other representations and warranties shall survive for a period of twenty-four (24) months after the Closing Date; provided, that any representation or warranty in respect of which indemnity may be sought under this Article VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.01 if notice of the breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. No investigation by the parties made heretofore or hereafter shall affect the representations and warranties of the parties contained in or made pursuant hereto.

8.02 Indemnification by Seller.

Subject to the other provisions of this Article, Seller shall promptly indemnify, defend and hold harmless Purchaser and its shareholders, directors, officers, employees, agents, successors and assigns (“Purchaser’s Indemnified Parties”) against any and all losses, costs, claims, demands and expenses (including reasonable costs of investigation, court costs and legal fees actually incurred) and other damages (collectively, the “Losses”) arising out of, relating to or resulting from: (a) any breach by Seller of, or failure by Seller to perform, any of the covenants, obligations, representations or warranties contained in this Agreement; (b) any and all Excluded Liabilities; (c) any claim relating to bulk transfers or other principles of transferee liability by any creditor or former creditor of Seller, whether such claim is liquidated or unliquidated, contingent or disputed; (d) the operation of the Business on and prior to the Closing Date; and (e) any claim, action, suit or proceeding relating to any of the foregoing.

8.03 Indemnification by Purchaser.

Subject to the other provisions of this Article, Purchaser shall promptly indemnify, defend and hold harmless Seller against any and all Losses arising out of, relating to or resulting from: (a) any breach by Purchaser of, or failure of Purchaser to perform, any of the covenants, obligations, representations or warranties contained in this Agreement; (b) any Assumed Liabilities; (c) the conduct of the Business by the Purchaser after the Closing Date; and (d) any claim, action, suit or proceeding relating to any of the foregoing.

8.04 Cooperation.

Subject to the provisions of Section 8.05, a party or parties against whom a claim for indemnification has been asserted (individually and collectively “Indemnifying Party”) shall have the right, at its own expense, to defend any action or proceeding brought by a third party which resulted in said claim for indemnification, and if said right is exercised, the party or parties entitled to indemnification (individually and collectively “Indemnified Party”) and the Indemnifying Party shall cooperate in the defense of said action or proceeding.

8.05 Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a) In the event that subsequent to the Closing Date any Indemnified Party asserts a claim for indemnification under this Article VIII, on account of or in connection with any claim or the commencement of any action or proceeding against such Indemnified Party by any person or entity who is not a party to this Agreement (including any Governmental Authority) (a “Third Party Claim”), the Indemnified Party shall give written notice thereof together with a summary of any available information regarding such claim (the “Notice of Claim”) to the Indemnifying Party promptly after learning of such Third Party Claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 15 days of its receipt from the Indemnified Party of the Notice of Claim, to conduct at its expense the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Indemnified Party.

(b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 8.05(a), the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party at the Indemnifying Party’s expense, but the Indemnified Party (or any insurance carrier defending such Third Party Claim on the Indemnified Party’s behalf) shall be prohibited from compromising or settling such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim in accordance with Section 8.05(a), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. Regardless of which party defends such Third Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party (and any insurance carrier defending such Third Party Claim on the Indemnified Party’s behalf) will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 8.05, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party up to the point such notice had been delivered. Failure at any time of the Indemnifying Party to diligently defend a Third Party Claim as required herein shall entitle the Indemnified Party to assume the defense and settlement of said Third Party Claim as if the Indemnifying Party had never elected to do so as provided in this Section 8.05. Failure by an Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not relieve the Indemnifying Party of its obligations hereunder, except that the foregoing shall not constitute a waiver by the Indemnifying Party of any claim for direct damages caused by such delay.

(d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party’s right to appeal an appealable judgment or order.

8.06 Nature of Other Liabilities.

In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. The Indemnifying Party shall make all payments pursuant to the indemnification provisions contained in this Article VIII within ten (10) days after its receipt of the Indemnity Notice or, if the Indemnifying Party delivers written notice to the Indemnified Party within such 10-day period that it is disputing the Indemnified Party’s right to indemnification hereunder with respect to such payments, immediately upon the final determination of the amount of such indemnification obligation.

8.07 Right to Set-Off.

Purchaser shall have the right to directly recoup and set-off any Losses incurred or suffered by any of the Purchaser Indemnified Parties resulting from any failure of a Seller to reimburse Purchaser for (i) any amounts due under this Agreement, and (ii) any claims of the Purchaser Indemnified Parties under this Article VIII, against any and all amounts which Purchaser may owe Seller from time to time. The parties acknowledge and agree that the rights of recoupment and set off set forth in this Section 8.07 are a condition to Purchaser agreeing to enter into and perform this Agreement and any other agreements contemplated hereby.

ARTICLE IX. Restrictive Covenants

9.01 Confidentiality.

Seller acknowledges that the trade secrets and other confidential information acquired by Purchaser pursuant to this Agreement, including, without limitation, pricing practices, marketing strategies, technology, manufacturing processes and know-how are valuable, special and unique assets of Purchaser. Seller agrees that it will not, and it will cause its shareholders, directors, officers, employees, agents and Affiliates to not, directly or indirectly, except with the prior written consent of Purchaser, use, divulge or disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, any trade secrets or other confidential information conveyed to Purchaser pursuant to this Agreement. The foregoing covenants shall remain in effect for so long as any such information remains confidential information of Purchaser, and, in any event, for a minimum period of five (5) years after Closing. Notwithstanding anything to the contrary in this Agreement, Seller will not, and it will cause its shareholders, directors, officers, employees, agents and Affiliates to not, ever disclose or use confidential information which remains a trade secret of Purchaser. For purposes of this Agreement, “Affiliate” means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person or entity or which any person or entity owns or controls directly or indirectly 20% or more of the voting shares or of the value of such person or entity or has the ability to control the management or affairs of such person or entity.

9.02 Covenant Against Competition and Solicitation.

To preserve the value of the goodwill purchased by Purchaser, and to reduce the cost to Purchaser of monitoring and enforcing the compliance of Seller with the confidentiality obligations contained in Section 9.01, Seller covenants and agrees that, during the five (5) year period from and after Closing, it will not, and it will cause its shareholders, directors, officers, employees, agents and Affiliates to not, without the express written consent of Purchaser and only to the extent authorized by Purchaser:

(a) Directly or indirectly, alone or in concert with others, whether as principal, agent, representative, partner, lender, consultant, shareholder or otherwise, under or through any form of business entity, own, operate, manage, control or actively participate in any business which competes with or is substantially similar to the Business as presently conducted by Seller anywhere in the world (the “Prohibited Territory”);

(b) Either for themselves or for any other person, firm, corporation or entity solicit, divert or accept, or attempt to solicit, divert or accept any persons or entities which were customers or suppliers of the Business at any time within two (2) years prior to the Closing; and

(c) Induce or solicit or seek to induce or solicit any person who was engaged by Seller as an employee, agent or otherwise within the one (1) year period prior to the Closing to terminate his or her engagement with Purchaser or otherwise participate in any business activity directly or indirectly competitive with the Business.

The covenants contained in Sections 9.02(a), (b) and (c) are separate and distinct covenants of Seller.

9.03 Reasonableness.

Seller acknowledges and agrees that the customers of the Business are located throughout the Prohibited Territory and that the territorial, time and other limitations set forth above are reasonable and properly required for the adequate protection of the goodwill and other Purchased Assets acquired by Purchaser pursuant to this Agreement and shall be enforceable to the fullest extent permitted by law.

9.04 Modification.

In the event that any term, provision or covenant contained in this Article IX is found to be unreasonable, and therefore unenforceable, by a court of competent jurisdiction, but would be valid and enforceable if any part thereof were deleted or otherwise modified, then the parties expressly agree that a court may limit the application of, or modify any such term, provision or covenant and proceed to enforce such term, provision or covenant as so limited or modified.

9.05 Remedies.

Seller acknowledges and agrees that any violation of Section 9.01 or Section 9.02 would cause Purchaser irreparable damage and that if Seller violates or threatens to violate such restrictions, Purchaser shall be entitled to injunctive relief against Seller, without the necessity of proof of actual damage or the posting of bond, in addition to any other remedies available under this Agreement at law or in equity.

ARTICLE X. Miscellaneous

10.01 Termination.

This Agreement may be terminated at any time prior to Closing: (a) by the mutual written consent of the parties hereto; (b) by Purchaser in the event that the conditions to its obligations set forth in Section 6.03 hereof have not been satisfied or waived at or prior to the Closing Date; (c) by Seller in the event that the conditions to its obligations set forth in Section 6.02 hereof have not been satisfied or waived at or prior to the Closing Date; or (d) by either Purchaser or Seller if Closing has not occurred by 11:59 p.m. on March 15, 2005, without intentional delay. In the event this Agreement is terminated pursuant to this Section, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to any other party; provided, that nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

10.02 Risk of Loss.

Seller assumes all risks of destruction, loss or damage to any of the Purchased Assets due to fire or other casualty up to and including the Closing Date. If any material portion of the Purchased Assets is so destroyed, lost or damaged prior to Closing as to impair Purchaser’s ability to operate the Business, as determined in Purchaser’s discretion, Purchaser shall have the option to: (i) terminate this Agreement or (ii) or proceed with the Closing, with the Purchase Price reduced by the amount of such destruction, loss or damage as mutually agreed by Seller and Purchaser.

10.03 Definition of Knowledge.

 For purposes of this Agreement, Seller will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a shareholder, director, officer or trustee of such person (or in any similar capacity) is, or at any time was, actually aware of such fact or other matter or if a reasonable inquiry by such person could reasonably be expected to disclose the existence of such fact or matter.

10.04 Assignment.

Seller may not assign any rights or delegate any obligations under this Agreement without the prior written consent of Purchaser, and any prohibited assignment or delegation will be null and void. The parties hereby acknowledge and agree that Purchaser may assign this Agreement at any time prior to Closing to any affiliated third party assignee, provided that such assignee agrees to assume Purchaser’s obligations hereunder.

10.05 Other Expenses.

Except as otherwise provided in this Agreement, Seller shall pay all of its expenses incurred in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement, and Purchaser shall pay all of its expenses incurred in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement.

10.06 Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, four days after mailing by first class certified mail, return receipt requested and with postage prepaid. Any such notice shall be sent as follows:

To Seller:	To Purchaser:

HK Castings, Inc.	HK Cast Products, LLC
5111 Leary Ave. N.W.	1125 S. Walnut
Seattle, Washington 98107	South Bend, Indiana 46619
Attn: Galliano Mondin	Attn: John A. Martell
Fax: (425) 952-7212	Fax: (574) 232-7648

with a copy to:	with a copy to:

Williams, Kastner & Gibbs PLLC	Barnes & Thornburg LLP
601 Union Street, No. 4100	600 1st Source Bank Center
Seattle, Washington 98107	100 North Michigan St.
Attn: Dwayne E. Copple	South Bend, Indiana 46601
Fax: (206) 628-6611	Attn: Richard L. Mintz
Fax: (574) 237-1125

10.07 Controlling Law; Jurisdiction.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to principles of conflicts of laws. The parties expressly consent to exclusive personal jurisdiction and venue in the federal and state courts of the State of Indiana.

10.08 Headings.

Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

10.09 Benefit.

This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and permitted assigns. This Agreement is not intended to, nor shall it, create any rights in any other party.

10.10 Partial Invalidity.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.11 Waiver.

Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be void unless it is in writing and signed by the party against which it is sought to be enforced.

10.12 Counterparts and Facsimiles.

This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The signature page to this Agreement and all other documents required to be executed at Closing may be delivered by facsimile and the signatures thereon shall be deemed effective upon receipt by the intended receiving party.

10.13 Legal Fees and Costs.

Subject to the provisions of Article VIII, in the event any party hereto incurs legal expenses to enforce any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorneys’ fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

10.14 Entire Agreement.

This Agreement, including the schedules and exhibits hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letter of intent, term sheets, and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Purchaser and Seller.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date or dates indicated below, effective as of the date first above written.

“SELLER”		“PURCHASER”

Hatch & Kirk, Inc.		HK Cast Products, LLC, formerly known as HK Engineered Castings, LLC

By:	/s/ Galliano Mordin	By:	/s/ John A. Martell
Its:	Vice President	Its:	Manager

Dated:	March 4, 2005	Dated:	March 4, 2005